Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE

Contacts:	Investment Community	News Media
	JAMES J. MURREN	ALAN M. FELDMAN
	President, Chief Financial Officer &	Senior Vice President
	Treasurer	Public Affairs
	(702) 693-8877	(702) 891-7147

MGM MIRAGE TERMINATES NEGOTIATIONS
WITH THE NEW YORK RACING ASSOCIATION AND
THE STATE OF NEW YORK
     Las Vegas, May 1, 2007 — MGM MIRAGE (NYSE: MGM) today announced that it has formally withdrawn its proposal to develop and manage a video lottery terminal (“VLT”) facility at the Aqueduct Racetrack and has terminated its negotiations with the New York Racing Association (“NYRA”) and the State of New York.
     “We have worked closely with NYRA and the State of New York for almost four years on this project. It has been fraught with obstacles, ranging from NYRA’s legal difficulties, its Chapter 11 filing, uncertainties concerning the grant of the racing franchise upon the expiration of NYRA’s current franchise at the end of 2007, disputes between NYRA and the State, as well as escalating costs for the project,” said Terry Lanni, Chairman and Chief Executive Officer of MGM MIRAGE. “While we came close to reaching an agreement with the State and NYRA, certain unresolved issues have caused us to withdraw from this opportunity. We expended a lot of resources, time and effort on the project, and regret that it did not come to fruition.”
* * *
     MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected hotel and gaming companies, owns and operates 19 properties located in Nevada, Mississippi and Michigan, and has investments in three other properties in Nevada, New Jersey and Illinois. The Company has entered into an agreement to sell its Colorado Belle and Edgewater properties located in Laughlin, Nevada. In addition, the Company has major new developments under construction in Nevada, Michigan and Macau S.A.R. CityCenter is a multi-billion dollar mixed-use urban development in the heart of the Las Vegas Strip; a new MGM Grand hotel and casino complex is being built in downtown Detroit; and the Company has a 50% interest in MGM Grand Macau, a hotel-casino resort currently under construction in Macau S.A.R. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE also has been the recipient of numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.
     Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 • WWW.MGMMIRAGE.COM